EXHIBIT 99

FOR  IMMEDIATE  RELEASE:

A21  SELECTS  MARCUM  &  KLIEGMAN  LLP  AS  INDEPENDENT  ACCOUNTANTS


NEW YORK, NY - MAY 6, 2003 - a21, Inc. ("a21") (OTCBB: ATWO - ATWOE), the digital business partner for top-tier photographers and photography agencies, announced today that its Board of Directors has approved Marcum & Kliegman LLP as the company's independent public accountants for the fiscal year ending December 31, 2002. The transition to Marcum & Kliegman will begin immediately and the services of Grassi & Co., CPAs, P.C., a21's accountants for the fiscal year ending December 31, 2001, will no longer be needed.

The a21 Board of Directors decision was based on the audit team at Grassi, that serviced the a21 account, moving to Marcum & Kliegman.

"The individuals we have been working with on our external audit team have shown our Board and Management that they have the experience, knowledge and integrity to dedicate to our business," said Haim Ariav, President of a21. "We believe it is in our best interest to continue working with them at Marcum & Kliegman."

The choice of independent public accountants was not the result of any disagreement between the Company and Grassi on any matters of accounting principals or practices, financial statement disclosures or auditing scope or procedure.


ABOUT  A21

a21  (http://www.a21group.com)  is  a  business  service  partner  for  high-end
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independent  photographers  and  photography  agencies.  The Company facilitates image collection, value-added marketing and promotions, and provides a technology platform to improve image distribution and expand marketing opportunities. The a21 community helps top-tier photographers market and sell their best work to advertising and media buying companies.


CONTACT

a21,  Inc.
415/284-2121
info@a21group.com

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The  statements  contained in this Press Release contain certain forward-looking statements, including statements regarding a21, Inc. expectations, intentions, strategies and beliefs regarding the future. All statements contained herein are based upon information available to a21, Inc. management as at the date hereof and actual results may vary based upon future events, both within and without the control of a21, Inc. management.

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